EXHIBIT 11
                                                                      ----------


                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share

                                                                    December 31,   December 31,
                                                                       1999           1998
                                                                    -----------    -----------
Net income (loss), as reported                                      $   101,789    $  (421,188)

Preferred stock preference items:

Warrant                                                                            $  (214,000)

Discount inherent in conversion terms of Series C
        convertible preferred stock upon issuance                                  $   (25,958)

Discount inherent in conversion terms of Series D
        convertible preferred stock upon issuance                                  $   (20,644)

Discount inherent in conversion terms of Series E
        convertible preferred stock upon issuance                                  $   (75,000)

Discount inherent in conversion terms of Series F
        convertible preferred stock upon issuance                   $   (56,250)   $   (18,750)

Interest on Series B, C, D and F convertible preferred stock        $  (420,625)   $  (413,625)
                                                                    -----------    -----------

Total preferred stock preference item                               $  (476,875)   $  (767,977)

Net loss attributable to common stockholders                        $  (375,086)   $(1,189,165)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                    2,787,346      1,798,226
B. Shares attributable to convertible preferred stock outstanding          --             --
C. Shares attributable to common stock options and warrants
        pursuant to APB 15, paragraph 38 (a)                               --             --
                                                                    -----------    -----------

Weighted average shares outstanding                                   2,787,346      1,798,226
                                                                    ===========    ===========
Net loss per share                                                  $     (0.13)   $     (0.66)
                                                                    ===========    ===========